Exhibit 21
LIST OF SUBSIDIARIES

Subsidiaries	Jurisdiction or State of Incorporation	Names Under Which Subsidiary Does Business

Merchants & Marine Bank(1)	Mississippi	Merchants & Marine Bank

(1)	A state chartered bank organized under the laws of the state of Mississippi